Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2024 relating to the financial statements of Abeona Therapeutics Inc., appearing in the Annual Report on Form 10-K of Abeona Therapeutics Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

May 15, 2024